Exhibit 10.28

AMBER ROAD, INC.
2012 Omnibus Incentive Compensation Plan
Non-Employee Director Restricted Stock Units Award Agreement
This Restricted Stock Units Award Agreement (the "Award Agreement") dated as of ______________________ (the "Grant Date") by and between AMBER ROAD, INC. (the "Company") and _____________________________ ("Grantee") memorializes the grant of the number of Restricted Stock Units (the "Units") indicated below under the Company's 2012 Omnibus Incentive Compensation Plan.

Number of Units Granted:	Units

1.
General. The Units are granted to the Grantee under the Company's 2012 Omnibus Incentive Compensation Plan, as amended and restated January 29, 2014 (the "Plan") and pursuant to the terms of the Company's Non-Employee Directors Compensation Policy, as adopted by the Board of Directors on September 10, 2014 and as amended and restated on November 5, 2014. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By execution of this Award Agreement, the Grantee agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.

2.
Account for Grantee. The Company shall maintain a bookkeeping account for the Grantee (the "Account") reflecting the number of Units then credited to the Grantee hereunder as a result of such grant of Units.

3.
Nontransferability. The Grantee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 5.4 of the Plan.

4.
Vesting and Forfeiture. The Units will vest on the earliest of (i) the first anniversary of the Grant Date, (ii) the date of the Grantee's death or (iii) upon a Change of Control of the Company (as defined below) (the "Vesting Date") if the Grantee remains in continuous service until such Vesting Date. The Grantee shall forfeit 100% of the Units granted hereunder upon the Grantee's Separation from Service prior to the Vesting Date.

For purposes of this Award Agreement, a "Change of Control" shall occur on:

(i)
the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”)), or

(ii)
the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company (including by way of merger, consolidation or otherwise) that, together with stock of the Company previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company (as determined in accordance with Treasury Section 1.409A-3(i)(5)(v)).

Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or the initial public offering of the Company’s common stock or for reincorporation purposes.

5.
Adjustments. The number of Units credited to the Grantee's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee's rights with respect to the Units credited to his Account to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.2(a) of the Plan. Any such adjustment shall be made in accordance with Section 4.2(a) of the Plan.

6.
Settlement. On or as soon as practicable after the earlier of (i) the effective date of the Grantee's Separation from Service or (ii) the consummation of a Change of Control of the Company, the Company shall settle the Units granted herein by delivering one Share of the Company's Common Stock to the Grantee (or the Grantee's Beneficiary if the Grantee has died) for each vested Unit credited to the Grantee's Account hereunder.

7.	Miscellaneous.
(a)    Binding Agreement; Written Amendments. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Award Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements, documents, understandings or discussions with respect to the Units. No amendment or alteration of this Award Agreement that may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Agreement which may materially impair the rights of the Grantee with respect to the Units shall be valid unless expressed in a written instrument executed by the Grantee.
(b)    No Promise of Service. The Units granted hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as a Non-Employee Director of the Company or any Affiliate for any period of time, or at any particular rate of compensation.
(c)    Governing Law. The validity, construction, and effect of this Award Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable United States federal law.
(d)    Unfunded Obligations. The grant of the Units and any provision for distribution of Shares in settlement of the Grantee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee's entitlement to any distribution hereunder, the Grantee shall be a general creditor of the Company.
(e)    Tax Withholding. The Company will withhold from any Shares deliverable upon settlement of the Units, such number of whole Shares having a Fair Market Value equal to or less than the maximum amount of income and employment taxes, if any, that the Company or any Affiliate is required to withhold with respect to the Units, unless the Grantee and the Company (or its Affiliate) makes alternative arrangements to satisfy applicable tax withholding obligations in accordance with Section 18.1(a) of the Plan.
(f)    Shareholder Rights. The Grantee and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Award Agreement prior to the settlement and distribution of the Shares as specified herein.
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IN WITNESS WHEREOF, the undersigned have duly executed this Award Agreement as of the date first set forth above.
AMBER ROAD, INC.

By:
Name:
Title:

GRANTEE

______________________________________

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